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                              EMPLOYMENT AGREEMENT

         AGREEMENT made this February 28, 1996, by and between Plasma-Therm Inc., a Florida Corporation (herein referred to as "Corporation") and Curtis A. Barratt (herein referred to as "Employee").

                            BACKGROUND OF AGREEMENT

         Employee is presently employed by Corporation. Corporation desires to employ Employee and Employee desires to continue to accept such employment and both parties are entering into this Agreement to set forth their entire understanding with respect to such employment.
         NOW, THEREFORE, the parties hereto intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

         1.      EMPLOYMENT

                 Corporation hereby employs Employee, and Employee hereby accepts such employment, upon the terms and subject to the conditions herein set forth.

         2.      TERM

                 The term of this agreement shall commence on February 28, 1996 and shall continue for a period of two years until February 28, 1998 (the "Term"). Corporation has the option to terminate this agreement upon at least ninety (90) days written notice prior to the end of the term and Employee has the option.

         3.      DUTIES

                 The Employee shall be Vice President of Technology and Chief Technical Officer and his particular duties and power in such capacity shall be such as may be determined from time to time by the President of Corporation, provided, however, such duties and powers shall be consistent with the position of an executive Employee of a Florida business corporation. In the performance of his duties the Employer shall make available to the Employee offices, support as necessary, facilities and amenities commensurate with his position and duties.
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         4.      EXTENT OF SERVICES

                 Employee agrees to devote so much of his time, attention and energies to the business of the Corporation as shall reasonably be required to enable him to perform his duties hereunder. Moreover, it is specifically understood that nothing herein contained shall be deemed to prevent Employee from engaging in activities in such manner, or investing and managing his assets in such form or manner, as will not unreasonably interfere with the services to be rendered by the Employee hereunder, or prevent him from acting as a director, trustee, officer of, or upon a committee of, any other firm, trust or corporation where such positions do not unreasonably interfere with the duties of Employee hereunder.

         5.      COMPENSATION

                 The Corporation agrees to pay and Employee agrees to accept as compensation for all services rendered hereunder:

                 5.1 a base annual salary, payable in weekly installments, in the amount of $110,510.00.
                 5.2 an annual bonus based on 1% of fiscal year net earnings, to be paid on a quarterly basis and reconciled at year end, not to exceed $75,000 annually.
                 5.3 Reimbursement for reasonable car-related expenses including fuel and oil, but not maintenance or repair items.

         6.      EXPENSES

                 The parties recognize that in the course of performing his duties hereunder, Employee may incur expenses. Corporation agrees to reimburse Employee upon presentation of vouchers for reasonable expenses incurred by Employee in the performance of his duties hereunder according to Company policy.

         7.      FRINGE BENEFITS

                 Employee shall be entitled to such fringe benefits paid for or supplied by the Corporation and shall be further entitled to the following provisions:
                 7.1 participation in retirement and Employee benefit plans such as 401k; education reimbursement; health, dental,


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accident, disability, life, or other group insurance plans; and other plans as the President of Corporation determines from time to time to make available generally to the other executive Employees of Corporation.
                 7.2 The Corporation may elect to pay for the Employee's entire health insurance premium payments to the extent that this is offered to the other executive Employees of the Corporation.
                 7.3 Those plans in which the Employee participates at the time of the execution hereof shall not be terminated or otherwise discontinued or amended in a manner having a detrimental effect on the Employee during the term of this Agreement without the prior written consent of the Employee.
                 7.3.1 If the insurance policy permits, the Employee may at any time direct the Corporation in writing to assign the insurance policy or policies to the Employee in the event of his termination for any reason whatsoever, whether or not for cause, following which the Employee shall be fully responsible for payments on the policy or policies and the Corporation's obligations under the policy or policies shall cease.

         8.      DEATH OR DISABILITY

                 In the event Employee dies or becomes physically or mentally disabled so that he is unable to perform his duties hereunder, this Agreement shall not terminate and the compensation then payable by Corporation to Employee pursuant to Section 5 hereof shall continue to be paid as if Employee were not disabled in any way or had not died, until the end of the then current term of employment pursuant to Section 2 hereof, provided however, Corporation shall be entitled to credit against its obligation hereunder the amount of any and all disability benefits received by Employee provided or paid for by Corporation, pursuant to Section 7 hereof.

         9.      TERMINATION

                 9.1 Notwithstanding anything herein contained to the contrary, subject to Section 8 hereof, Corporation shall have the right to terminate this Agreement upon one day's notice for cause, which term shall mean a material failing by Employee relating to, affecting adversely or likely to affect adversely his duties hereunder.
                 9.2 Notwithstanding anything herein contained to the contrary, subject to Section 8 hereof, Corporation and Employee

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shall have the right to terminate the agreement hereunder without cause.
                 9.2.1 In the event the Corporation terminates the agreement without cause, pursuant to 9.2 hereunder, Employee shall receive the full compensation hereunder for the then remaining term of this Agreement pursuant to Section 2.
                 9.2.2 In the event Employee terminates the agreement without cause, pursuant to 9.2 hereunder, Employee must provide the Corporation with at least one year's written notice.
                 9.3 Employee shall have the right to terminate the agreement hereunder with cause upon not less than 30 days written notice for the following reasons: a) in the event of a change in control of the Corporation as described in Section 12, b) in the event of a change in control of the Corporation as described in Section 12, in conjunction with any of the following: (i) failure of the Corporation to provide the Employee with any one or more of the provisions of this agreement, (ii) any change in the position of Employee set forth in Section 3 without prior written consent of Employee, or,
(iii) any material decrease in the Employee's duties, responsibilities and authorities, without the prior written consent of the Employee.
                 9.3.1 In the event of termination for cause by the Employee pursuant to 9.3, Employee will receive full compensation hereunder for the then remaining term of this Agreement pursuant to Section 2, including the continuation of benefits as defined in Section 7 and Section 13 hereof, which is in addition to compensation pursuant to Section 5 and shall not be reduced by these amounts, as if this Agreement had not been terminated.

        10.      COVENANTS BY EMPLOYEE

                 10.1 Employee hereby agrees that he shall not compete with Corporation, as defined below, whether directly or indirectly, as a principal, partner, stockholder, officer, director, Employee, or in any other capacity, for the following periods of time: (i) if the Corporation terminates employment without cause as defined in Section 9.2 or if the Employee terminates employment with cause as defined in Section 9.3, the Employee agrees not to compete for a period equivalent to the remaining term of this Agreement, whereby Employee receives full compensation hereunder for such remaining term, but in any case not less than 45 days from the date of termination of this contract; or (ii) if the Corporation terminates employment with cause pursuant to Section 9.1 or if the Employee terminates

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employment without cause, the Employee agrees not to compete for a period of 6 months from the date of termination of this contract.
                 10.1.1 The Employee agrees that he shall not compete in any manner whatsoever with the business now or hereafter conducted by Corporation or any Affiliate (as hereinafter defined); and
                 10.1.2 The Employee agrees that he shall not solicit or attempt to solicit, sell, lease or offer to sell or offer to lease, except on behalf of Corporation or any affiliate, any present or future customer of Corporation or Affiliate any goods or services competitive to the goods and services now or hereafter offered for sale or lease by Corporation or any Affiliate.
                 10.2 The parties hereto recognize that the covenants of Employee herein contained are unique and that in the event there is a breach or threatened breach of such covenants, Corporation shall be entitled, in addition to any other remedies available to it, to institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity, to obtain damages for any breach of covenants or to enforce a specific performance thereof by Employee, or to enjoin Employee from performing services or doing any act in breach of such covenants.
                 10.3 For the purposes of this Agreement, an "Affiliate" of Corporation shall mean any person, partnership or corporation which is controlled by, in common control with or controlling Corporation.
                 10.4 Employee agrees during the Term hereof and after the termination of employment of Employee for any reason whatsoever the Employee shall not disclose to any person, firm, partnership or corporation any information concerning any of the methods of conducting business of Corporation or any affiliate or any details relating thereto including the names of suppliers, customers and methods of operation of Corporation or any of its Affiliates which information is hereby acknowledged to be confidential in nature. This provision shall not be construed to prevent Employee from using any knowledge which he possessed at the time he commenced his employment with corporation or from using any information which is not confidential.

       11.     INDEMNIFICATION

                 11.1 If litigation is brought to enforce or interpret any provision hereof in the event of a change in control

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as described in section 12, the Corporation shall indemnify the Employee for his reasonable attorney's fees and disbursements incurred in such litigation.
                 11.2 The Corporation shall further indemnify the Employee to the extent of the greater of the indemnification provided for in any agreement, bylaw or charter provision of the Corporation, or any provision of law, rule or regulation, any of which may be applicable to the Employee or generally applicable to other executive officers of the Employee's class.

        12.     CHANGE OF CONTROL

                 Change in control" as used in this agreement shall refer to any one or more of the following: (i) the acquisition in any manner of the beneficial ownership of shares of the Corporation having 20% or more of the total number of votes that may be cast for the election of one or more directors of the Corporation by any person, or persons acting as a group within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, if the Board has made a determination that such acquisition constitutes or will constitute control of the Corporation; (ii) any liquidation, dissolution or sale of all or substantially all of the assets of the Corporation; or (iii) any action taken following, as a result of, or in connection with, any tender or exchange, offer, merger or other business combination, sale of assets, proxy contest or any combination of the foregoing whereby the persons who were the Directors of the Corporation immediately prior to such action shall cease to constitute a majority of the Board of the Corporation or any successor to the Corporation. The term "person" refers to an individual, corporation, company or other entity.

        13.     PAID TIME OFF

                 Employee shall be entitled to take time off at such times as shall reasonably be requested by Employee and approved by Corporation in accordance with Company policy. Paid time off over specified amounts not used per annum is "cashed out" or forfeited according to Company policy. In the event of termination without cause by Corporation or by Employee, or with cause by Employee, Employee will receive cash equivalent of paid time off not yet taken in accordance with Company policy.

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          14.     MISCELLANEOUS PROVISIONS

                 14.1 NOTICES
                 Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                 14.1.1 If to Corporation:
                 Diana M. DeFerrari, VP of Administration
                 Plasma-Therm, Inc.
                 9509 International Court
                 St. Petersburg, FL 33716
                 14.1.2 If to Employee:
                 Curtis. A. Barratt
                 2831 Quail Hollow
                 Clearwater, FL 34621

                 The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by a similar notice to be effective ten (10) days after such changed designation is supplied.

                 14.2     SITUS
                 This Agreement shall be governed by and construed in accordance with the applicable laws of the State of Florida.

                 14.3     ENTIRE AGREEMENT
                 This Agreement constitutes the full and
complete understanding and agreement of the parties and supersedes all prior understandings and agreements, and may not be modified or amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.





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                        14.4  BINDING EFFECT
                        This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and Employee, his heirs and personal representatives.

                        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                        FOR PLASMA-THERM, INC.


                                        Ronald H. Deferrari, CEO and
                                        Chairman of the Board


EMPLOYEE


Curtis A. Barratt





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